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DOLLAR GENERAL INTRODUCES FISHER-PRICE®, BOBBIE BROOKS APPAREL

Brand Introductions Are Refreshing Additions to Apparel Offerings

GOODLETTSVILLE, TENN. (October 20, 2005) – Strengthening its apparel offerings, Dollar General Corporation (NYSE:DG) has added Fisher-Price and Bobbie Brooks, two well-established brands, to its apparel assortment.

This fall, shoppers will find a high value line of infant and toddler fashions by Fisher-Price®. The number one infant and preschool toy brand will debut an apparel line that reflects the needs of today’s family, featuring the latest fashion looks and thoughtful details that only Fisher-Price can provide. The Fisher-Price clothing sets for infants and toddlers are priced from $6 to $10, exclusively at Dollar General.

Bobbie Brooks, a staple brand for decades, makes its debut in Dollar General stores with offerings in casual sportswear, sleepwear, hosiery and slippers. Bobbie Brooks apparel, in misses and plus sizes, are priced from $6 to $15.  Bobbie Brooks is now an exclusive brand to Dollar General.

“The introduction of Fisher-Price and Bobbie Brooks to our apparel lines reinforces our commitment to delivering well-known brands our customers trust, at affordable prices,” said Stonie O’Briant, executive vice president of merchandising, marketing and strategic planning. “We believe these brands are a great fit for Dollar General whose shoppers demand true value and quality.”

Dollar General is a Fortune 500® discount retailer with 7,782 neighborhood stores as of September 30, 2005. Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, house wares and seasonal items at everyday low prices. For more information about Dollar General, go to www.dollargeneral.com.

Fisher-Price and related trademarks and copyrights are used under license from Fisher-Price, Inc., a subsidiary of Mattel, Inc., East Aurora, NY 14052 U.S.A. ©2005 Mattel, Inc.  Manufactured for and distributed by Dollar General Corp.

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